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                                                                   EXHIBIT 10.23


                          CLAIMS MANAGEMENT AGREEMENT

                                    between

                    FINANCIAL PACIFIC INSURANCE AGENCY, INC.
                                (The "Producer")

                                      and

                         AMERICAN UNDERWRITING MANAGERS
                                (the "Manager")

                                    Recitals

A. Whereas the Manager is organized for the purpose of underwriting risks of insurance under contract, for insurance companies, subject to the statutes of the various states of the United States of America where such business is domiciled; and

B. The Producer is experienced and skilled in the sales, production and customer service of the Insurance Product and desires to serve in this capacity as the Producer of the Product.

     In consideration of the foregoing and the mutual agreements below, the parties agree as follows:

                         ARTICLE I. GENERAL PRINCIPALS

1.1 The Manager. The Manager, relying upon the expertise of the Producer, grants the authority described in this Agreement to the Producer. Nonetheless, the Manager, being at risk and having ultimate responsibility for the policies issued on its behalf, at all times shall have the ultimate authority with respect to all matters pertaining to the business serviced under this Agreement and to the general welfare of the Manager.

1.2 The Producer. The Producer shall manage the affairs of the Manager in an ethical, legal and professional manner.

1.3 Unfair Claims Practices. The Producer shall be solely responsible for compliance with all pertinent Unfair Claims Practices statutes, however named, and does agree to indemnify the Manager for any fines, judgements, penalties or similar payments resulting from the Producer's failure to do so.

                          ARTICLE II. CLAIMS AUTHORITY

2.1 Claims Management. The Manager grants to the Producer authority to adjust, settle, and compromise, claims arising out of policies of the Insurance Product. The Producer shall pursue diligently and supervise the prompt, fair and just settlement or defense of all claims in the Manager's best interests.

2.2 Claims Adjusters. The Manager will appoint or grants to the Producer the authority to appoint and supervise professional adjusters and to investigate, adjust, settle and compromise such claims as deemed necessary by the Producer.

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2.3     Attorneys. The Producer is not granted authority to appoint or supervise attorneys, defend or litigate on behalf of the Manager in any matter without prior written consent. All suit papers shall be immediately forwarded to the Manager along with a complete copy of the Producer's file regarding the particular claim on issue. If Producer is a named party in the suit, the Producer has the right to defend or litigate, to protect its interest.

2.4 Recoveries. The Manager grants to the Producer authority to and the Producer will pursue diligently and secure all rights of subrogation, salvage or recoveries on behalf of the Manager and any deductible recoveries where applicable. The Producer shall deposit all recoveries hereunder, in the Manager's Claims Account established pursuant to
        Section 2.8.

2.5 Settlement Authority. The Producer is not granted authority to settle or pay, any claim or claims. The Producer will forward to the Manager, all claims ready for settlement within three (3) business days of completion of the Producer's investigation. The Manager will be responsible for paying all valid claims after review of the Producer's claim fill.

2.6 Notification Obligations. The Producer shall notify the Manager in the following instances according to the time frames specified below:

        (a) any loss or claim whose value in part or in total exceeds $5,000.00 prior to payment, for Manager approval; (within 30 calendar days of Loss)

        (b) any loss or claim resulting in legal action being instituted against the Producer or the Manager, or suits requesting punitive damages in accordance with Addendum 1;

        (c) any loss or claim causing a complaint to be filed with any regulatory authority or a threat to file a complaint with a regulatory authority according to the procedure prescribed by the Manager; in accordance with Addendum 1;

        (d) any inquiry from a regulatory authority that involves a claim or claims even if no complaint causes the inquiry according to the procedure prescribed by the Manager (Addendum 1); in accordance with Addendum 1;

        (e) any claims the Producer deems appropriate to deny; (within 30 calendar days)

        (f) any claim over which the Producer intends to file suit on behalf of the Manager before such suit is filed;

        It is understood and agreed that the Producer shall undertake to accept and act upon subsequent instructions from the Manager resulting from a claim or loss being brought to the attention of the Manager in accordance with this Section 2.6 or for any other cause.

2.7 Manager Claims Account. For the purposes of depositing subrogation and salvage collected and settling and paying claims, the Manager shall establish on behalf of the Manager account (the "Manager Claims Account") at a financial institution mutually acceptable to the Manager and the Producer. The Manager shall own and have ultimate control over the Manager Claims Account but shall grant the Producer power and authority to deposit, and withdraw funds from such account for purposes of fulfilling its obligations under this Agreement. The Manager agrees to maintain a minimum balance agreed upon the by the Manager and the Producer in the Manager Claims Account for the purpose of avoiding service fees. Interest income from the Manager Claims Account shall be payable to the Manager.



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2.8   Payment of Claims.  To the extent authorized in Sections 2.5 and 2.6 the producer may pay claims and settlements out of funds in the Manager Claims Account. The Manager agrees to maintain sufficient funds in the Manager Claims Account to pay claims under the program.


           ARTICLE III. RECORDS, REPORTS, REMITTANCES AND PROCEDURES


3.1 Maintenance of Records. The Producer shall maintain complete and orderly files, records and accounts of all transaction involving the Manager and/or the Program in accordance with generally accepted insurance and accounting practices. All such files shall be the property of the Manager and subject to review by the Manager, by Manager-authorized representatives and by regulatory authorities at all reasonable times.
      All such files shall be returned to the Manager upon demand at the Manager's expense. No lien may be claimed nor may said files be held as security for any lien claimed by the Producer. Notwithstanding the ownership of such records, the Manager recognizes the Producer's right to free and open access to the records. The Manager acknowledges that the Producer's filing methods were acceptable to the Manager on the date this Agreement was signed.

3.2   Inspection and Availability of Records

      (a) The Manager or its authorized representatives shall have the right at all reasonable times to inspect, review, analyze, copy or abstract all books and records, including but not limited to, accounting records, statistical records, databases,or other general business records of the Producer pertaining to the Program and the Insurance Product. Additionally, the Manager shall have the right to conduct periodic audits of all books and records relating to the Program.

      (b) The Producer shall make available to the Department of Insurance of the State of or other states or their respective designees all books, records, and documents pertaining to the Insurance Product.


3.3   Reports.

      (a) Monthly. Within 10 days after the close of each calender month, the Producer shall render to the Manager reports of transactions for said month in formats acceptable to the Manager. The reports shall include, but not necessarily be limited to, an accounting of all claims and claims expenses reserved, paid, incurred and outstanding, claims closed, claims re-opened, all salvage and subrogation and all transactions and balances related to the Manager Claims Account. The Producer shall, by fax, render to the Manager reports including, but not limited to, a listing of all checks drawn against the Manager Claims Account during said month or since the previous listing, a listing of all salvage or subrogation or similar recoveries deposited into the Manager Claims Account, and a listing of all claims newly known or suspected to exceed $10,000.00 in total value. These reports shall be in a format acceptable to the Manager.

3.4 Operational Procedure Manual. The producer shall establish and maintain a written operational procedure manual satisfactory to the Manger to handle all business written under this Agreement. The Producer shall submit said operational procedure manual to the Manager in draft form as soon as possible and in final form not later than January 1, 1996.

3.5 Records Retention. The Producer will maintain permanent copies of all claim files or correspondence related to these claims hereunder either in hard copies or microfiche or archived on fixed and/or movable media as agreed upon by the Manager. All such copies shall be the property of the Manager. The Producer will not destroy these permanent copies without the written permission of the Manager and of the Department of Insurance of the appropriate State(s).



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                              ARTICLE IV. EXPENSES


4.1 Producer's Expenses. The Producer shall accept and pay all expenses incurred in connection with the administration and servicing of the claim hereunder, including but not limited to the following:

      (a) Expenses incurred in pursuing and securing the Manager's rights of subrogation, salvage and recoveries except any incentive compensation arrangements that the Manager and the Producer may from time to time agree upon with respect to subrogation recoveries;

      (b) The Producer's general office expenses, including rent, salaries, utilities, transportation, furniture, fixtures, equipment, supplies, telephone, postage, and other general overhead expenses;

      (c) Preparation and printing of documents required to fulfill the obligations of the Producer under this Agreement.

4.2 Manager's Expenses. The Manager shall absorb and pay directly the following direct and indirect claims expenses:

      (a) Expenses associated with regulatory audits conducted by any Departments of Insurance, personnel, costs and related costs of the Manager's internal management and review of the Program and expenses of administering or internally auditing the Program. In the event that a follow-up audit is conducted attributed to the fault of the Producer, the cost of said audit or its proportional share shall be borne by the Producer.


4.3 Manager Employee. The Manager and the Producer may mutually determine it necessary or desirable for one of the Manager's employees to work in the Program under the direct supervision of the Producer. In such event, the salary and benefits attributable to such employee, which shall be mutually agreed upon by the Manager and the Producer, would be billed to the Producer on a monthly basis.


                            ARTICLE V. ANNUAL REVIEW


5.1 The Manager and the Producer shall, within 30 days of each anniversary date of this Agreement, review the terms and conditions of this Agreement, review the terms and conditions of this Agreement and make any necessary or desirable amendments pursuant to Section 10.4. If the parties are unable to agree on amended terms and conditions and until any amendments are made pursuant to Section 10.4, the then existing terms of this Agreement will continue to govern.


                            ARTICLE VI. TERMINATION


6.1 Manager Termination. The Manager may terminate this Agreement upon 90 days written notice to the Producer.

6.2 Producer Termination. The Producer may terminate this Agreement upon 90 days written notice to the Manager.



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6.3  Immediate Termination. This Agreement will terminate immediately if:

     (a) the Manager gives the Producer written notice of termination following the cancellation or non-renewal of the Producer's license in the State of Domicile;

     (b) either party gives written notice to the other in the event of fraud, gross and willful misconduct or insolvency, bankruptcy or an assignment for the benefit of creditors on the part of such other party; or

     (c) on the effective date of sale, transfer or merger of the Producer's business without the Manager's prior written consent, not to be unreasonably withheld.

     (d) the Production Agreement between the Manager and Financial Pacific Insurance Agency is terminated, but only at the Manager's option.

6.4  Effect of Termination. In the event of termination of this Agreement:

     (a) The obligations of the Merger and the Producer in Article IV shall survive termination of this Agreement.

     (b) No party shall have a claim upon the other for loss of prospective profit or damage to its business arising therefrom.

     (c) The Producer shall cooperate fully with the Manager in providing all necessary or appropriate notice to any and all third parties, including without limitation, insureds, producers, sub-producers, intermediaries, and regulatory authorities.

     (d) The Producer shall promptly return to the Manager any checks, forms or other supplies imprinted with the Manager's name regardless of who incurred the cost for same or any policies, forms or other supplies furnished to the Producer by the Manager.

     (e) The Manager agrees to maintain sufficient funds in the Manager Claims Account to pay claims during any run-off period.

                            ARTICLE VII. ARBITRATION

     (a) In the event of a conflict or dispute hereunder which cannot be amicably settled between the parties, such dispute shall be submitted to arbitration. The Manager and the Producer shall each nominate an arbiter and the two named arbiters shall then select an umpire. The arbiters and umpire shall be disinterested persons familiar with the insurance business. Each party shall submit its case to its arbiter within 30 days of the decision to refer to arbitration. Should either party fail to name its arbiter within 30 days of the date it is requested to do so, that arbiter shall be appointed by the Bureau of Insurance of the State of Virginia.

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     (b)  The arbiter shall consider the dispute and shall submit any issues upon which they disagree to the umpire. The umpire's written decision thereon shall be binding upon the parties. The arbiters and umpire shall be relieved from judicial formalities and may abstain from following strict rules of evidence, interpreting this Agreement as an honorable engagement and not merely as a legal obligation. The procedural laws of the Commonwealth of Virginia shall govern the interpretation and application of this Agreement and the enforcement of the arbitration award. The venue of the arbitration shall be in Richmond, Virginia and each party shall pay the fee of its own arbiter and half of the fee of the umpire. The remaining costs of the arbitration shall be paid as the arbiters or umpire shall direct.

     (c) In the event of any action or proceeding subsequent to the arbitration to enforce any rights under this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees.

                        ARTICLE VIII. INSURANCE COVERAGE

The Producer shall at all times during the terms of this Agreement and at its expense maintain at a minimum:

     (a) A Fidelity Bond providing coverage for all officers and other employees of the Producer (including but not limited to "money and securities" coverage, employee dishonesty, and mysterious disappearances), issued by an insurer reasonably acceptable to the Manager in an amount not less than $1,000,000;

     (b) General Liability insurance issued by an insurer reasonably acceptable to the Manager with a policy limit in an amount not less than $2,000,000 in the aggregate and $1,000,000 per occurrence; and

     (c) Automobile Liability insurance issued by an insurer reasonably acceptable to the Manager with a policy limit in an amount not less than $1,000,000.

     (d) Errors and Omissions insurance with not less than a $1,000,000 per claim limit.

     The Manager shall be provided with evidence of the above insurance coverage in the form of a properly executed Certificate of Insurance, which at all times during the term of this policy shall be kept current.

                         ARTICLE IX. GENERAL PROVISIONS

9.1  Effective Date. This Agreement shall become effective upon October 1, 1995.

9.2 Independent Contractor Status. The Producer is an independent contractor of the Manager for the purposes set forth in this Agreement with all the rights, powers, and duties as such. Nothing herein shall create the relationship of employer and employee, joint ventures, partners or associates between the Manager and the Producer.

9.3 Assignment. The Producer shall not assign, sell or otherwise transfer all or part of this Agreement or the rights hereunder without the prior written consent of the Manager.

9.4 Amendment. This Agreement may be amended only by written agreement signed by both parties hereto.

9.5 Regulatory Issues. If either the Producer or the Manager receives an inquiry or complaint from an regulatory authority, prompt notice shall be given to the other party. If a response affecting the Manager is required, the Producer shall draft a response and submit the draft to the Manager for prior approval within five business days. The Manager may instruct the Producer to reply on behalf of the Manager.

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9.6  Licenses and Compliance with Laws.

     (a) The Manager and the Producer will maintain all licenses and regulatory approvals necessary to conduct business in the State(s) in which the program is marketed.

     (b) The Manager is responsible for ensuring that all forms, procedures, practices, and licenses necessary to fulfill its obligations under this Agreement are in compliance with all state laws and regulations.

     (c) The Producer is responsible for carrying out the Program in accordance with the policies and guidelines approved by the Manager.

9.7 Advertising. The Producer shall not insert or permit any advertisement referring to the Manager or the business written on its behalf or issue or cause to be issued or permit a producer to issue any circular, pamphlet or other publication about the Manager or the business written on its behalf without the expresses prior written approval of the Manager. The Producer shall require its producers to see the Producer's approval in writing to use the Producer's or the Manager's name in any advertisement or the promotional material in connection with the Program or the Insurance Product.

9.8 Non-Waiver. The failure of the Manager or the Producer to insist on strict compliance with this Agreement, or to exercise any right or remedy under this Agreement, shall not constitute a waiver of any rights contained herein or estop the parties from thereafter demanding full and complete compliance therewith nor prevent the parties from exercising such remedy in the future.

9.9 Notices. Any notice require or permitted to be given under this Agrement shall be in writing and shall be deemed duly given if delivered personally, by overnight express or certified mail (return receipt) to the party for whom it is intended at the following address or such other address as the party may designate from time to time.

          For the Producer:

               Financial Pacific Insurance Agency
               8583 Elder Creek Road
               Suite 100
               Sacramento, CA 95828
               Attention: Robert T. Kingsley

          For the Manager:

               Markel American Insurance Company/Markel Insurance Company 4551 Cox Road
               Glen Allen, VA 23060
               Attention: Mark Rickey

9.10 Legality. If any provision of this Agreement should be invalid under or in conflict with any law, this Agreement shall be deemed amended to comply with the minimum requirements of such laws without affecting the remaining provisions of this Agreement.

9.11 Governing Law. This Agreement shall be interpreted under and pursuant to the laws of the Commonwealth of Virginia.

9.12 Successors and Assigns. This Agreement shall bind and benefit the successors and assigns (if permitted) of the parties.



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9.13    Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and may only be supplemented, amended or revised in a further written document signed by both parties hereto. All previous agreements and/or understanding, whether oral or written, between the Manager and the Producer as to the subject matter hereof are superseded by this Agreement.

The parties executed this Agreement this 28th day of November, 1995.


AMERICAN UNDERWRITING MANAGERS

By: /s/ MARK J. RICKEY                        Attest:
    --------------------------                        ----------------------
    Mark J. Rickey

Title:  President
     --------------------------



FINANCIAL PACIFIC INSURANCE AGENCY, INC.


By: /s/ ROBERT T. KINGSLEY                    Attest: /s/ ANN SCHREMP
    --------------------------                        ----------------------
    Robert T. Kingsley                                Ann Schremp

Title: Executive Vice President
     --------------------------






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                                 ADDENDUM 1 TO

                      CLAIMS MANAGEMENT AGREEMENT BETWEEN

                    FINANCIAL PACIFIC INSURANCE AGENCY, INC.
                                (THE "PRODUCER")

                                      AND
                         AMERICAN UNDERWRITING MANAGERS
                                (THE "MANAGERS")


Compliant Handling Log. The Producer will retain a complete log of all formal Insurance Commission complaints received by The Producer. The log will contain information for tracking purposes. A copy of the log will be sent to The Manager at the end of each month. The log will include columns that contain the following information:

o    the name of the insured and the complainant,

o    the policy number and claim number;

o    the date the compliant was received and the final disposition date;

o    a brief synopsis of the file explanation of the final disposition; and

o    a short note as to the negligence issues.

Compliant Handling Procedures. The Producer will do the following upon receipt of a complaint:

o within 24 hours of receipt of the compliant, forward a copy of the complaint by facsimile machine to The Manager;

o within 72 hours of receipt of the compliant, a draft of the answer from The Producer will be sent by facsimile to The Manager for review. The Manager will then response within suggestions and/or alterations within 24 hours after receipt of the drafted answer, and

o The Producer will respond with the formal answer to the complainant no later than 24 hours after the drafted answer is approved by The Manager.

For further clarification of the definitions of "complaint," the term could be, but is not limited to the following:

o TIME LIMIT DEMANDS made by either the part(s) involved or their representative;

o    allegation of UNFAIR CLAIM PRACTICES violations; and/or

o INSURANCE COMMISSION COMPLAINTS upon the Commissioner of the State of or any other appropriate jurisdiction.

This process anticipates a total handling time of TEN (10) working days from receipt of the complaint until a formal written response by the Producer. This time frame may be modified only under special circumstances such as a review by Legal



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Council prior to the formal answer. At no time will any answers exceed TIME
LIMITS as set by the Statutes or Procedures as designated by the Regulations of the appropriate jurisdiction. The Producer agrees to date-stamp all correspondence and follow any other specific handling regulations promulgated by the appropriate jurisdiction.


The parties executed this Agreement this 28th day of November, 1995.


AMERICAN UNDERWRITING MANAGERS

By: /s/ MARK J. RICKEY                        Attest: /s/ [SIG]
    --------------------------                        ----------------------
    Mark J. Rickey

Title:  President
     --------------------------



FINANCIAL PACIFIC INSURANCE AGENCY, INC.


By: /s/ ROBERT T. KINGSLEY                    Attest: /s/ ANN SCHREMP
    --------------------------                        ----------------------
    Robert T. Kingsley                                 Ann Schremp

Title: Executive Vice President
     --------------------------






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